Exhibit 10.2

SECOND AMENDMENT TO
POINTE O'HARE LEASE

THIS SECOND AMENDMENT TO POINTE O'HARE OFFICE LEASE ("Amendment") is made as of the 7th day of October, 2005 ("Effective Date"), by and between ORIX O'HARE II, INC., an Illinois corporation ("Landlord"), and COLE TAYLOR BANK, an Illinois banking corporation ("Tenant").

RECITALS:

WHEREAS, Landlord and Tenant have entered into that certain office lease dated as of March 5, 2003 ("Original Lease"), for office space located in the Pointe O'Hare Development, as amended by that certain First Amendment to Pointe O'Hare Lease, dated May, 2003, by and between Landlord and Tenant ("First Amendment") (the Original Lease and the First Amendment are collectively "Lease"); and

WHEREAS, Tenant has elected to lease a portion of the first (1st) floor of the Building;

and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect the addition of a portion of the first floor to the premises currently leased by Tenant, and to modify certain other terms of the Lease as specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated as if fully re-written.

2. Defined Terms. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Lease.

3. Expansion Premises. As of the Effective Date, the "Premises" shall include the 108,174 stipulated rentable square feet of office space in the Building currently leased by Tenant ("Current Premises"), and an additional 4,038 stipulated rentable square feet of office/retail space located on the first (1st) floor of the Building, and shown on Exhibit "A" ("Expansion Premises"), for a total of 112,212 stipulated rentable square feet. From and after the Effective Date, all references in the Lease to the "Premises," including the reference set forth in Section 1.01 of the Lease, shall be deemed to include the Current Premises and the Expansion Premises. Possession of the Expansion Premises will be granted Tenant in accordance with Section 9 of the Work Letter attached hereto as Exhibit "B" ("Work Letter").

4. Base Rent. Rent for the Expansion Premises shall commence on the later to occur of: (a) the date Tenant receives regulatory approval ("Approval") to open a retail branch bank in the Premises (Tenant hereby agreeing to use diligent efforts to obtain same as soon as reasonably possible), but in no event shall the Expansion Premises Rent Commencement Date (as hereinafter defined) be later than February 1, 2006; and (b) January 1, 2006; provided, however, that if Tenant operates any of its business from the Expansion Premises earlier than either such date, then Rent shall commence upon the date on which Tenant first operates any of its business from the Expansion Premises ("Expansion Premises Rent Commencement Date"). As of the Expansion Premises Rent Commencement Date, Base Rent during the Term for the Expansion Premises shall be the amounts listed in the following Base Rent Schedule (for purposes of such Base Rent Schedule, Month "1" shall begin on the Expansion Premises Rent Commencement Date), payable in accordance with the terms of the Lease:

		Base Rent per	Annual Base	Monthly Base
Months	SF	Square Foot	Rent	Rent
1-12	4,038	18.75	$75,712.50	$6,309.38
13-24	4,038	19.25	$77,731.50	$6,477.63
25-36	4,038	19.75	$79,750.50	$6,645.88
37-48	4,038	20.25	$81,769.50	$6,814.13
49-60	4,038	20.75	$83,788.50	$6,982.38
61-72	4,038	21.25	$85,807.50	$7,150.63
73-84	4,038	21.75	$87,826.50	$7,318.88
85-96	4,038	22.25	$89,845.50	$7,487.13
97-End of Base Term	4,038	22.75	$91,864.50	$7,655.38

5. Rentable Area of the Premises. The reference to One Hundred Eight Thousand One Hundred Seventy-Four (108,174) set forth in Section 4.02(h) of the Lease (as amended by the First Amendment) is hereby deleted, and One Hundred Twelve Thousand Two Hundred Twelve (112,212) is hereby substituted therefore. The last sentence of Section 4.02(h) shall not be applicable to the Expansion Premises.

6. Tenant's Proportionate Share. As of the Expansion Premises Rent Commencement Date, the reference to forty-one and 12/100 percent (41.13%) set forth in Section 4.02(i) of the Lease (as amended by the First Amendment) is hereby deleted, and forty-two and 67/100 percent (42.67%) is hereby substituted therefore.

7. Use of Expansion Premises. Notwithstanding the terms of Article 5 of the Lease, the Expansion Premises only may be used for general office, operations purposes, and retail use for Tenant's full-service retail bank branch (including, but not limited to the operation of one or more ATM machines). The permitted use of the Current Premises shall remain as set forth in Article 5 of the Lease.

8. Tenant Improvements. Notwithstanding anything contained in the Lease to the contrary, Tenant shall be allowed to improve the Expansion Premises in accordance with the Work Letter.

9. Acknowledgement. Tenant acknowledges Landlord's obligations set forth in to Sections 6 and 7 of the First Amendment have been fully completed in accordance with the terms thereof.

10. Condition of Premises. Tenant hereby accepts the Expansion Premises in its current "as is" condition, subject to the terms of the Work Letter; provided, however, that Landlord represents and warrants that the Premises are being delivered to Tenant in compliance with the Base Building Conditions attached to the Work Letter as Exhibit 1. Except as set forth in the Work Letter and in the prior sentence, Tenant acknowledges Landlord has made no promises to remodel or alter the Expansion Premises, or to provide Tenant any allowance.

11. Real Estate Brokers. Tenant represents Tenant has solely dealt with Grubb & Ellis and Staubach and Company, both of whose commissions as broker, if any, shall be paid by Landlord pursuant to separate agreements, in connection with this Amendment, and Tenant agrees to indemnify, defend, and hold Landlord harmless from all damages, liabilities and expenses, including reasonable attorneys' fees, arising from any claims or demands of any other broker or finder for any commission or finder's fees alleged to be due or owing such brokers or finders for their alleged participation in the negotiation of this Amendment on behalf of Tenant.

12. Reaffirmation of Lease. Except as hereinabove amended, the terms, conditions, and provisions of the Lease and any amendments thereto are hereby reaffirmed and incorporated herein by reference, and shall, in all respects, remain in full force and effect. Any and all references in the Lease and this Amendment to the "Lease" shall mean the Lease, as amended by this Amendment.

13. Termination. In the event Tenant is not in receipt of the Approval by February 1, 2006, Tenant shall have the right, by notice to Landlord on or before February 1, 2006, to terminate the Second Amendment, in which event Tenant's obligations hereunder shall be null and void, except for its obligations under the Work Letter, including but not limited to Restoration (as defined therein).

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IN WITNESS WHEREOF, this Amendment is executed by the undersigned as of the date first above written.

ORIX O'HARE II, INC., an Illinois COLE TAYLOR BANK, an Illinois

Corporation banking corporation

By: /s/ Daniel C. Stevens

Name: /s/ Scott Cranister Name: Daniel C. Stevens

Title: Scott Cranister Title: Chief Financial Officer

The following Exhibits to the Second Amendment to Pointe O'Hare Office Lease have been omitted. The Company agrees to supplementally furnish these Exhibits to the Securities and Exchange Commission upon request.

Exhibit A Expansion Premises

Exhibit B Work Letter